Exhibit 28(i).2 - Legal Consent.

April 27, 2016

Midas Series Trust
11 Hanover Square
New York, New York 10005

Ladies and Gentlemen:
We consent to the incorporation by reference in this Registration Statement of our opinion dated April 28, 2015 regarding the sale of shares of Midas Fund, Midas Magic and Midas Perpetual Portfolio, each a series of Midas Series Trust.  In giving this consent, however, we do not admit that we are experts or within the category of persons whose consent is required by Section 7 of the Securities Act of 1933, as amended.

Very truly yours,
/s/ Godfrey & Kahn, S.C.
GODFREY & KAHN, S.C.